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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                         (Amendment No.       2     )


                              Active Voice Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   004938106
--------------------------------------------------------------------------------
                                 (CUSIP Number)
                  Nicholas Schettino, Bear, Stearns & Co. Inc.
                  115 South Jefferson Rd, Whippany, NJ 07981
                                 (973) 793-2211
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                               February 28, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].


          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of    Pages)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13D-07/98)

CUSIP No.    004938106                 13D                   Page    of    Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            The Bear Stearns Companies Inc.**
                                IRS # 13-3286161
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    0

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                     0%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

                                       HC

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            Bear, Stearns & Co. Inc.**
                                IRS # 13-3299429
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

                                       WC, OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    0

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                     0%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

                                       BD

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.   004938106                  13D                   Page    of    Pages


________________________________________________________________________________
Page 3

                                        Schedule 13D Amendment No. 2

     This statement constitutes Amendment No. 2 to the statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission by Bear, Stearns & Co. Inc. ("Bear Stearns") with respect to its ownership of the Common Stock of Active Voice Corp. (the "Issuer").

Item 3:  Source and Amount of Funds or Other Consideration

     Not applicable

Item 5:  Interest in Securities of the Issuer (as of 02/28/01)

        (a) The responses of Bear Stearns to Rows (11) through (13) of the cover page of this Amendment No. 2 to Schedule 13D are incorporated herein by reference. To the best of Bear Stearns' knowledge, none of its executive officers or directors beneficially own any Common Stock of the Issuer.

        (b) The responses of Bear Stearns to Rows (7) through (10) of the cover page of this Amendment No. 2 to Schedule 13D are incorporated herein by reference.

        (c) Since the date of its initial filing on Schedule 13D, Bear Stearns has effected transactions in the Common Stock of the Issuer. Information concerning transactions in the Common Stock effected by Bear Stearns is set forth on Appendix I.

        (d)     Not Applicable.

        (e) On February 28, 2001, Bear Stearns exchanged 848,924 shares of Active Voice Corp. Therefore, Bear Stearns ceased to be the beneficial owner of more than five percent of the Common Stock of the Issuer since the date of its original filing.




Page 4


**Bear Stearns & Co. is a subsidiary of The Bear Stearns Companies Inc.


Signature:

        After reasonable inquiry and to the best of my knowledge and belief,

I certify that the information set forth in this statement is true,

complete and correct.


                                                   March 2, 2001
                                        ----------------------------------------
                                                         (Date)


                                                       /S/
                                        ----------------------------------------
                                                       (Signature)


                                        Barry J. Cohen/Senior Managing Director
                                        ----------------------------------------
                                                       (Name/Title)







                                 APPENDIX I
                           BEAR, STEARNS & CO. INC.

                             Active Voice Corp.


                       Trades from 2/13/01 through 2/28/01

                             (Various Firm Accounts)
                                ***** 02/28 *****
 540,357- ACTIVE VOICE CORP               XCH OA              .00
 109,500- ACTIVE VOICE CORP               XCH OA              .00
  65,917- ACTIVE VOICE CORP               XCH OA              .00
                                ***** 02/15 *****
   1,000- ACTIVE VOICE CORP              15 1/4         15,250.00-

   1,000  ACTIVE VOICE CORP              15.3775        15,377.50
                                ***** 02/14 *****
   1,600  ACTIVE VOICE CORP              16.7800        26,848.00
   2,400  ACTIVE VOICE CORP              16.8040        40,329.60
     100- ACTIVE VOICE CORP              16 5/16         1,631.19-
     100- ACTIVE VOICE CORP              17 1/16         1,706.19-
   1,000- ACTIVE VOICE CORP              17 1/4         17,249.42-
     300- ACTIVE VOICE CORP              17 1/4          5,174.82-
   1,000- ACTIVE VOICE CORP              16 3/4         16,749.44-
   1,000- ACTIVE VOICE CORP              16 5/16        16,311.95-
   1,000- ACTIVE VOICE CORP              16 5/16        16,311.95-
   1,000- ACTIVE VOICE CORP              16 5/8         16,624.44-
   2,000- ACTIVE VOICE CORP              17 1/16        34,123.86-
   3,000- ACTIVE VOICE CORP              16 3/4         50,248.32-
   3,000- ACTIVE VOICE CORP              16 5/8         49,873.33-
  10,000- ACTIVE VOICE CORP              16.6832       166,826.43-
   2,400- ACTIVE VOICE CORP              16.8040        40,328.25-
   1,600- ACTIVE VOICE CORP              16.7800        26,847.10-
                                ***** 02/13 *****
     100  ACTIVE VOICE CORP              16 7/8          1,687.50
   1,000  ACTIVE VOICE CORP              17 1/8         17,125.00
   5,000  ACTIVE VOICE CORP              17 1/8         85,625.00
      80  ACTIVE VOICE CORP              17 1/8          1,370.00
     300  ACTIVE VOICE CORP              16 7/16         4,931.25
     500  ACTIVE VOICE CORP              17              8,500.00
     900  ACTIVE VOICE CORP              17             15,300.00
   1,000  ACTIVE VOICE CORP              16 7/16        16,437.50
   1,000  ACTIVE VOICE CORP              17 3/16        17,187.50
   1,000  ACTIVE VOICE CORP              17 1/4         17,250.00
   1,000  ACTIVE VOICE CORP              17 1/4         17,250.00
   1,000  ACTIVE VOICE CORP              17 1/4         17,250.00
   1,000  ACTIVE VOICE CORP              17             17,000.00
   1,000  ACTIVE VOICE CORP              17             17,000.00
   1,000  ACTIVE VOICE CORP              17             17,000.00
   1,000  ACTIVE VOICE CORP              17             17,000.00
   1,000  ACTIVE VOICE CORP              17             17,000.00
   1,000  ACTIVE VOICE CORP              17             17,000.00
   1,000  ACTIVE VOICE CORP              17             17,000.00
   1,000  ACTIVE VOICE CORP              16 3/4         16,750.00
   1,000  ACTIVE VOICE CORP              16 3/4         16,750.00
   2,000  ACTIVE VOICE CORP              16 3/4         33,500.00
   2,000  ACTIVE VOICE CORP              16 7/8         33,750.00
   2,000  ACTIVE VOICE CORP              17 1/4         34,500.00
   2,000  ACTIVE VOICE CORP              17             34,000.00
   4,000  ACTIVE VOICE CORP              16 7/8         67,500.00
   5,000  ACTIVE VOICE CORP              16 3/4         83,750.00
   2,100  ACTIVE VOICE CORP              16.6900        35,049.00
     100- ACTIVE VOICE CORP              16 11/16        1,668.69-
   1,000- ACTIVE VOICE CORP              17 3/16        17,186.92-
   1,100- ACTIVE VOICE CORP              17 9/16        19,318.10-
   2,000- ACTIVE VOICE CORP              17 5/8         35,248.82-
   3,000- ACTIVE VOICE CORP              17 9/16        52,685.74-
   1,000- ACTIVE VOICE CORP              17 9/16        17,561.91-
   1,000- ACTIVE VOICE CORP              17 9/16        17,561.91-
   1,000- ACTIVE VOICE CORP              16 3/4         16,749.44-
   1,000- ACTIVE VOICE CORP              17 3/16        17,186.92-
   1,200- ACTIVE VOICE CORP              17 9/16        21,074.29-
   2,000- ACTIVE VOICE CORP              16 11/16       33,373.88-
   2,800- ACTIVE VOICE CORP              16.8500        47,178.42-
   3,900- ACTIVE VOICE CORP              16.6700        65,010.83-
   3,900  ACTIVE VOICE CORP              16.6700        65,013.00
   1,400- ACTIVE VOICE CORP              16.6900        23,365.22-
   2,800  ACTIVE VOICE CORP              16.8500        47,180.00
     700- ACTIVE VOICE CORP              16.6900        11,682.61-
                        (various Discretionary Accounts)
                                ***** 02/28 *****
   7,172- ACTIVE VOICE CORP               XCH OA              .00
  59,234- ACTIVE VOICE CORP               XCH OA              .00
  21,823- ACTIVE VOICE CORP               XCH OA              .00
  15,616- ACTIVE VOICE CORP               XCH OA              .00
  29,305- ACTIVE VOICE CORP               XCH OA              .00